IRSA Inversiones y Representaciones Sociedad Anónima

Unaudited Condensed Interim Consolidated Financial Statements as of September 30, 2021 and for the three-month period ended as of that date, presented comparatively

Legal information

Denomination: IRSA Inversiones y Representaciones Sociedad Anónima.

Fiscal year N°: 79, beginning on July 1st, 2021.

Legal address: 261 Carlos Della Paolera St., 9th floor, Autonomous City of Buenos Aires, Argentina.

Company activity: Real estate investment and development.

Date of registration of the by-laws in the Public Registry of Commerce: June 23, 1943.

Date of registration of last amendment of the by-laws in the Public Registry of Commerce: General Ordinary and Extraordinary Shareholders’ Meeting held on December 12, 2019 and registered in the Superintendence on October 13,2020 with the number 9896, Book 1200 Volume – of Joint Stock Companies.

Expiration of the Company’s by-laws: April 5, 2043.

Registration number with the Superintendence: 213,036.

Capital: 658,707,201 shares.

Common Stock subscribed, issued and paid up nominal value (in millions of ARS): 659.

Parent Company: Cresud Sociedad Anónima, Comercial, Inmobiliaria, Financiera y Agropecuaria
(Cresud S.A.C.I.F. y A.).

Legal Address: 261 Carlos Della Paolera St., 9th floor, Autonomous City of Buenos Aires, Argentina.

Main activity: Real estate, agricultural, commercial and financial activities.

Direct and indirect interest of the Parent Company on the capital stock: 408,746,837 common shares.

Percentage of votes of the Parent Company (direct and indirect interest) on the shareholders’ equity: 62.22% (1).

Type of stock	CAPITAL STATUS
	Shares authorized for Public Offering (2)	Subscribed, issued and paid up nominal value (in millions of Pesos)
Common stock with a face value of ARS 1 per share and entitled to 1 vote each	658,707,201	659

(1) For computation purposes, treasury shares have been subtracted.
(2) Company not included in the Optional Statutory System of Public Offer of Compulsory Acquisition.

Glossary

The following are not technical definitions, but help the reader to understand certain terms used in the wording of the notes to the Group´s Financial Statements.

Terms	Definitions
BACS	Banco de Crédito y Securitización S.A.
BHSA	Banco Hipotecario S.A.
Clal	Clal Holdings Insurance Enterprises Ltd.
CNV	Securities Exchange Commission
CPF	Collective Promotion Funds
Condor	Condor Hospitality Trust Inc.
Cresud	Cresud S.A.C.I.F. y A.
DIC	Discount Investment Corporation Ltd.
Efanur	Efanur S.A.
Financial Statements	Unaudited Condensed Interim Consolidated Financial Statements
Annual Financial Statements	Consolidated Financial Statements as of June 30, 2019
HASAU	Hoteles Argentinos S.A.U.
IAS	International Accounting Standards
IASB	International Accounting Standards Board
IDBD	IDB Development Corporation Ltd.
IFRS	International Financial Reporting Standards
IRSA, The Company”, “Us”, “We”	IRSA Inversiones y Representaciones Sociedad Anónima
IRSA CP	IRSA Propiedades Comerciales S.A.
MPIT	Minimum presumed income tax
NCN	Non-convertible notes
New Lipstick	New Lipstick LLC
NIS	New Israeli Shekel
Quality	Quality Invest S.A.
Shufersal	Shufersal Ltd.
TGLT	TGLT S.A.
Tyrus	Tyrus S.A.

IRSA Inversiones y Representaciones Sociedad Anónima

Unaudited Condensed Interim Consolidated Statements of Financial Position
as of September 30, 2021 and June 30, 2021
(All amounts in millions, except otherwise indicated)
Free translation from the original prepared in Spanish for publication in Argentina

	Note	09.30.2021	06.30.2021
ASSETS
Non-current assets
Investment properties	8	193,895	200,154
Property, plant and equipment	9	4,521	4,531
Trading properties	10, 22	1,803	1,797
Intangible assets	11	2,480	2,623
Right-of-use assets	12	871	886
Investments in associates and joint ventures	7	13,616	13,294
Deferred income tax assets	19	560	487
Income tax and MPIT credit		28	33
Trade and other receivables	14	3,339	3,111
Investments in financial assets	13	683	1,331
Total non-current assets		221,796	228,247
Current assets
Trading properties	10, 22	125	125
Inventories	22	76	79
Income tax and MPIT credit		153	180
Trade and other receivables	14	9,302	9,262
Investments in financial assets	13	3,499	3,460
Cash and cash equivalents	13	2,153	2,110
Total current assets		15,308	15,216
TOTAL ASSETS		237,104	243,463
SHAREHOLDERS’ EQUITY
Shareholders' equity attributable to equity holders of the parent (according to corresponding statement)		66,801	67,572
Non-controlling interest		22,423	22,831
TOTAL SHAREHOLDERS’ EQUITY		89,224	90,403
LIABILITIES
Non-current liabilities
Borrowings	17	51,226	51,061
Lease liabilities		830	932
Deferred income tax liabilities	19	71,311	75,130
Trade and other payables	16	1,702	1,516
Income tax and MPIT liabilities		1,367	-
Provisions	18	101	125
Derivative financial instruments	13	4	10
Salaries and social security liabilities		88	94
Total non-current liabilities		126,629	128,868
Current liabilities
Trade and other payables	16	5,752	5,577
Borrowings	17	13,856	16,839
Lease liabilities		114	59
Provisions	18	147	161
Salaries and social security liabilities		400	476
Income tax and MPIT liabilities		941	1,028
Derivative financial instruments	13	41	52
Total current liabilities		21,251	24,192
TOTAL LIABILITIES		147,880	153,060
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		237,104	243,463

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

Company Name IRSA Inversiones y Representaaciones Sociedad Anónima

By:	/s/ Saúl Zang
Name Saúl Zang
Title Vicepresident I

IRSA Inversiones y Representaciones Sociedad Anónima

Unaudited Condensed Interim Consolidated Statements of Income and Other Comprehensive Income
for the three-month period ended September 30, 2021 and 2020
(All amounts in millions, except otherwise indicated)
Free translation from the original prepared in Spanish for publication in Argentina

		Three months
	Note	09.30.2021	09.30.2020
Revenues	20	4,382	2,453
Costs	21, 22	(1,754)	(1,673)
Gross profit		2,628	780
Net (loss) / gain from fair value adjustment of investment properties	8	(6,494)	36,728
General and administrative expenses	21	(737)	(982)
Selling expenses	21	(338)	(686)
Other operating results, net	23	252	16
(Loss) / profit from operations		(4,689)	35,856
Share of (loss) / profit of associates and joint ventures	7	(155)	225
(Loss) / income before financial results and income tax		(4,844)	36,081
Finance income	24	62	86
Finance costs	24	(2,004)	(2,429)
Other financial results	24	2,966	952
Inflation adjustment	24	340	(89)
Financial results, net		1,364	(1,480)
(Loss) / profit before income tax		(3,480)	34,601
Income tax	19	2,466	(12,133)
(Loss) / profit for the period from continuing operations		(1,014)	22,468
Loss for the period from discontinued operations	28	-	(9,752)
(Loss) / profit for the period		(1,014)	12,716
Other comprehensive income:
Items that may be reclassified subsequently to profit or loss:
Currency translation adjustment		(164)	(720)
Other comprehensive (loss) / income for the period from continuing operations		(164)	(720)
Other comprehensive income for the period from discontinued operations		-	(12,503)
Total other comprehensive loss for the period		(164)	(13,223)
Total comprehensive loss for the period		(1,178)	(507)

Total comprehensive (loss) / income from continuing operations		(1,178)	21,748
Total comprehensive income from discontinued operations		-	(22,255)
Total comprehensive loss for the period		(1,178)	(507)

(Loss) / profit for the period attributable to:
Equity holders of the parent		(600)	10,086
Non-controlling interest		(414)	2,630

Profit / (loss) from continuing operations attributable to:
Equity holders of the parent		(600)	17,788
Non-controlling interest		(414)	4,680

Total comprehensive (Loss) / income attributable to:
Equity holders of the parent		(762)	4,443
Non-controlling interest		(416)	(4,950)

Total comprehensive (Loss) / income from continuing operations attributable to:
Equity holders of the parent		(762)	18,257
Non-controlling interest		(416)	3,491

(Loss) / profit per share attributable to equity holders of the parent: (i)
Basic		(0.91)	17.53
Diluted		(0.91)	17.48

(Loss) / profit per share from continuing operations attributable to equity holders of the parent: (i)
Basic		(0.91)	30.92
Diluted		(0.91)	30.83

(i) The loss/profit per share have been calculated using 656,700,315 shares at 09.30.21 and 575,377,891 at 09.30.20. If 656,700,315 shares had been used for the calculation, the result per share would be ARS 15.36 for 09.30.20. See note 17 to the Annual Financial Statements.

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

Company Name IRSA Inversiones y Representaaciones Sociedad Anónima

By:	/s/ Saúl Zang
Name Saúl Zang
Title Vicepresident I

IRSA Inversiones y Representaciones Sociedad Anónima

Unaudited Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity
for the three-month period ended September 30, 2021
(All amounts in millions, except otherwise indicated)
Free translation from the original prepared in Spanish for publication in Argentina

	Attributable to equity holders of the parent
	Share capital	Treasury shares	Inflation adjustment of share capital and treasury shares (i)	Warrants (iii)	Share premium	Additional paid-in capital from treasury shares	Legal reserve	Special reserve Resolution CNV 609/12 (ii)	Other reserves (iv)	Accumulated deficit	Subtotal	Non-controlling interest	Total Shareholders’ equity
Balance as of July 1, 2021	657	2	22,596	1,944	26,347	162	1,752	15,432	29,827	(31,147)	67,572	22,831	90,403
Loss for the period	-	-	-	-	-	-	-	-	-	(600)	(600)	(414)	(1,014)
Other comprehensive loss for the period	-	-	-	-	-	-	-	-	(162)	-	(162)	(2)	(164)
Total (loss) and other comprehensive (loss) for the period	-	-	-	-	-	-	-	-	(162)	(600)	(762)	(416)	(1,178)
Warrants exercise (iii)	-	-	-	(1)	3	-	-	-	-	-	2	-	2
Capitalisation of irrevocable contributions	-	-	-	-	-	-	-	-	-	-	-	8	8
Other changes in equity	-	-	-	-	-	-	-	-	(9)	-	(9)	-	(9)
Changes in non-controlling interest	-	-	-	-	-	-	-	-	(2)	-	(2)	-	(2)
Balance as of September 30, 2021	657	2	22,596	1,943	26,350	162	1,752	15,432	29,654	(31,747)	66,801	22,423	89,224

(i) Includes ARS 1 of Inflation adjustment of treasury shares. See Note 17 to the Annual Financial Statements.
(ii) Related to CNV General Resolution N° 609/12.
(iii) Between September 17,2021 and September 25,2021, 30,741 warrants were exercised so the equivalent in shares was issued.
(iv) Group´s other reserves for the period ended September 30, 2021 are comprised as follows:

	Cost of treasury stock	Changes in non-controlling interest	Reserve for share-based payments	Reserve for future dividends	Currency translation adjustment reserve	Hedging instruments	Special reserve	Reserve for defined contribution plans	Revaluation surplus	Total Other reserves
Balance as of July 1, 2021	(279)	(9,204)	315	2,778	707	(705)	34,435	139	1,641	29,827
Other comprehensive loss for the period	-	-	-	-	(162)	-	-	-	-	(162)
Total comprehensive loss for the period	-	-	-	-	(162)	-	-	-	-	(162)
Changes in non-controlling interest	-	(2)	-	-	-	-	-	-	-	(2)
Other changes in equity	-	-	-	-	(9)	-	-	-	-	(9)
Balance as of September 30, 2021	(279)	(9,206)	315	2,778	536	(705)	34,435	139	1,641	29,654

 There are no cumulative unpaid dividends on preferred shares.
 The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

Company Name IRSA Inversiones y Representaaciones Sociedad Anónima

By:	/s/ Saúl Zang
Name Saúl Zang
Title Vicepresident I

Unaudited Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity
for the three-month period ended September 30, 2021
(All amounts in millions, except otherwise indicated)
Free translation from the original prepared in Spanish for publication in Argentina

	Attributable to equity holders of the parent
	Share capital	Treasury shares	Inflation adjustment of share capital and treasury shares (i)	Share premium	Additional paid-in capital from treasury shares	Legal reserve	Special reserve Resolution CNV 609/12 (ii)	Other reserves (iii)	Retained earnings	Subtotal	Non-controlling interest	Total Shareholders’ equity
Balance as of July 1, 2020	575	2	22,586	23,866	156	796	15,436	9,674	20,679	93,770	107,559	201,329
Profit for the period	-	-	-	-	-	-	-	-	10,086	10,086	2,630	12,716
Other comprehensive loss for the period	-	-	-	-	-	-	-	(5,643)	-	(5,643)	(7,580)	(13,223)
Total profit and other comprehensive loss for the period	-	-	-	-	-	-	-	(5,643)	10,086	4,443	(4,950)	(507)
Capitalisation of irrevocable contributions	-	-	-	-	-	-	-	-	-	-	6	6
Dividend distribution	-	-	-	-	-	-	-	-	-	-	(30)	(30)
Other changes in equity	-	-	-	-	-	-	-	9,035	-	9,035	(66,852)	(57,817)
Reserve for share-based payments	-	-	-	-	3	-	-	(3)	-	-	-	-
Changes in non-controlling interest	-	-	-	-	-	-	-	53	-	53	(108)	(55)
Balance as of September 30, 2020	575	2	22,586	23,866	159	796	15,436	13,116	30,765	107,301	35,625	142,926

(i) Includes ARS 1 of Inflation adjustment of treasury shares. See Note 16 to the Annual Financial Statements.
(ii) Related to CNV General Resolution N° 609/12.
(iii) Group’s other reserves for the period ended September 30, 2020 are comprised as follows:

	Cost of treasury stock	Changes in non-controlling interest	Reserve for share-based payments	Reserve for future dividends	Currency translation adjustment reserve	Hedging instruments	Reserve for defined contribution plans	Special reserve	Other reserves from subsidiaries	Revaluation surplus	Total Other reserves
Balance as of July 1, 2020	(282)	(8,650)	323	2,778	(1,195)	(601)	(643)	17,062	175	707	9,674
Other comprehensive loss for the period	-	-	-	-	(5,300)	(119)	(224)	-	-	-	(5,643)
Total comprehensive loss for the period	-	-	-	-	(5,300)	(119)	(224)	-	-	-	(5,643)
Reserve for share-based payments	2	-	(5)	-	-	-	-	-	-	-	(3)
Changes in non-controlling interest	-	53	-	-	-	-	-	-	-	-	53
Other changes in equity	-	(79)	-	-	7,675	328	1,195	-	(175)	91	9,035
Balance as of September 30, 2020	(280)	(8,676)	318	2,778	1,180	(392)	328	17,062	-	798	13,116

    There are no cumulative unpaid dividends on preferred shares.

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

Company Name IRSA Inversiones y Representaaciones Sociedad Anónima

By:	/s/ Saúl Zang
Name Saúl Zang
Title Vicepresident I

IRSA Inversiones y Representaciones Sociedad Anónima

Unaudited Condensed Interim Consolidated Statements of Cash Flows
for the three-month period ended September 30, 2021 and 2020
(All amounts in millions, except otherwise indicated)
Free translation from the original prepared in Spanish for publication in Argentina

	Note	09.30.2021	09.30.2020
Operating activities:
Net cash generated from continuing operating activities before income tax paid	15	1,659	1,735
Income tax and MPIT paid		(6)	(5)
Net cash generated from continuing operating activities		1,653	1,730
Net cash generated from discontinued operating activities		-	3,395
Net cash generated from operating activities		1,653	5,125
Investing activities:
Contributions and issuance of capital in associates and joint ventures		(29)	(12)
Acquisition and improvements of investment properties		(370)	(1,096)
Proceeds from sales of investment properties		238	14,643
Acquisitions and improvements of property, plant and equipment		(97)	(69)
Acquisitions of intangible assets		(8)	(9)
Acquisitions of investments in financial assets		(896)	(9,424)
Proceeds from disposal of investments in financial assets		767	10,383
Interest received from financial assets		189	239
Dividends received from financial assets		1	-
Net cash (used in) / generated from continuing investing activities		(205)	14,655
Net cash generated from discontinued investing activities		-	48,532
Net cash (used in) / generated from investing activities		(205)	63,187
Financing activities:
Borrowings and issuance of non-convertible notes		2,853	5,285
Payment of borrowings and non-convertible notes		(709)	(30,508)
Collections of short-term loans, net		(201)	7,412
Interests paid		(2,801)	(4,001)
Repurchase of non-convertible notes		(177)	(101)
Acquisition of non-controlling interest in subsidiaries		-	(81)
Proceeds from warrants exercise		2	-
Sale of own non-convertible notes		-	800
Net proceeds from derivate financial instrument		(15)	(343)
Net cash used in continuing financing activities		(1,048)	(21,537)
Net cash used in discontinued financing activities		-	(19,850)
Net cash used in financing activities		(1,048)	(41,387)
Net increase / (decrease) in cash and cash equivalents from continuing activities		400	(5,152)
Net increase in cash and cash equivalents from discontinued activities		-	32,077
Net increase in cash and cash equivalents		400	26,925
Cash and cash equivalents at beginning of period		2,110	148,318
Deconsolidation of subsidiaries		-	(158,820)
Foreign exchange gain and inflation adjustment on cash and changes in fair value of cash equivalents		(357)	(9,719)
Cash and cash equivalents at end of period	13	2,153	6,704

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

Company Name IRSA Inversiones y Representaaciones Sociedad Anónima

By:	/s/ Saúl Zang
Name Saúl Zang
Title Vicepresident I

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Unaudited Condensed Interim Consolidated Financial Statements
(Amounts in millions, except otherwise indicated)
Free translation from the original prepared in Spanish for publication in Argentina

1.
The Group’s business and general information

These Financial Statements have been approved for issuance by the Board of Directors, on November 8, 2021.

IRSA was founded in 1943, and it is engaged in a diversified range of real estate activities in Argentina since 1991. IRSA and its subsidiaries are collectively referred to hereinafter as “the Group”. Cresud is our direct parent company and Consultores Asset Management S.A. is our ultimate parent company.

As stated in Note 1 to the consolidated financial statements as of June 30, 2021, on September 25, 2020 the Court decreed the insolvency and liquidation of IDBD and appointed a trustee for its shares along with a custodian over DIC and Clal shares. After this decision, the Board of Directors of IDBD was removed from its functions, therefore, the Group lost control as of that date, consequently, the results of such company as of September 30,2020 are included in discontinued operations.

2.
Summary of significant accounting policies

2.1.
Basis of preparation

These financial statements have been prepared in accordance with IAS 34 “Interim financial reporting” and should therefore be read in conjunction with the Group's annual Consolidated Financial Statements as of June 30, 2021 prepared in accordance with IFRS. Also, these financial statements include additional information required by Law No. 19,550 and / or regulations of the CNV. Such information is included in the notes to these financial statements, as accepted by IFRS.

These financial statements for the interim periods of three months ended September 30, 2021 and 2020 have not been audited. Management considers that they include all the necessary adjustments to fairly present the results of each period. Intermediate period results do not necessarily reflect the proportion of the Group's results for the entire fiscal years.

IAS 29 "Financial Reporting in Hyperinflationary Economies" requires that the financial statements of an entity whose functional currency is one of a hyperinflationary economy be expressed in terms of the current unit of measurement at the closing date of the reporting period, regardless of whether they are based on the historical cost method or the current cost method. To do so, in general terms, the inflation produced from the date of acquisition or from the revaluation date, as applicable, must be calculated by non-monetary items. This requirement also includes the comparative information of the financial statements.

In order to conclude on whether an economy is categorized as highly inflationary in the terms of IAS 29, the standard details a series of factors to be considered, including the existence of an accumulated inflation rate in three years that approximates or exceed 100%. Accumulated inflation in Argentina in three years is over 100%. For that reason, in accordance with IAS 29, Argentina must be considered a country with a highly inflationary economy starting July 1, 2018.

In relation to the inflation index to be used and in accordance with FACPCE Resolution No. 539/18, it is determined based on the Wholesale Price Index (IPIM) until 2016, considering the average variation of the Consumer Price Index (CPI) of the Autonomous City of Buenos Aires for the months of November and December 2015, because during those two months there were no national IPIM measurements. Then, from January 2017, the National Consumer Price Index (National CPI) is considered. The table below presents the index for the period ended September 30, 2021, according to official statistics (INDEC) and following the guidelines described in Resolution 539/18.

As of September 30, 2021 (accumulated three months)
Price variation	9%

IRSA Inversiones y Representaciones Sociedad Anónima

As a consequence of the aforementioned, these financial statements as of September 30, 2021 were restated in accordance with IAS 29.

2.2.
Significant accounting policies

The accounting policies applied in the presentation of these Financial Statements are consistent with those applied in the preparation of the Annual Financial Statements, as described in Note 2 to those Financial Statements.

2.3.
Comparability of information

Balance items as of June 30, 2021 and September 30, 2020 presented in these Unaudited Condensed Interim Consolidated Financial Statements for comparative purposes arise from the financial statements as of and for such periods restated according to IAS 29 (See note 2.1). Certain items from prior periods have been reclassified for consistency purposes.

See Note 29 for information on the context in which the Group operates.

2.4.
Use of estimates

The preparation of Financial Statements at a certain date requires Management to make estimations and evaluations affecting the amount of assets and liabilities recorded and contingent assets and liabilities disclosed at such date, as well as income and expenses recorded during the period. Actual results might differ from the estimates and evaluations made at the date of preparation of these financial statements. In the preparation of these financial statements, the significant judgments made by Management in applying the Group’s accounting policies and the main sources of uncertainty were the same as the ones applied by the Group in the preparation of the Annual Financial Statements described in Note 3 to those Financial Statements.

3.
Seasonal effects on operations

The operations of the Group’s shopping malls are subject to seasonal effects, which affect the level of sales recorded by lessees. During summer time in Argentina (January and February), the lessees of shopping malls experience the lowest sales levels in comparison with the winter holidays (July) and Christmas and year-end holidays celebrated in December, when they tend to record peaks of sales. Apparel stores generally change their collections during the spring and the fall, which impacts positively on shopping malls sales. Sale discounts at the end of each season also affect the business. As a consequence, for shopping mall operations, a higher level of business activity is expected in the period from July through December, compared to the period from January through June.

4.
Acquisitions and disposals

Significant acquisitions and disposals for the three-month period ended September 30, 2021 are detailed below. Significant acquisitions and disposals for the fiscal year ended June 30, 2021, are detailed in Note 4 to the Annual Financial Statements.

A.
Sale of real estate parcels in Hudson

On August 2, 2021, our subsidiary IRSA CP signed the bill for the sale of several parcels of the property called Casonas located in Hudson, Berazategui district. The price of the transaction was USD 0.6.

IRSA Inversiones y Representaciones Sociedad Anónima

B.
Sale of Mariano Acosta Plot

On August 9, 2021, the sales ticket for Mariano Acosta Plot was signed for a total amount of USD 0.7. With the signing of the ticket, the amount of USD 0.5 was received and the remaining balance of USD 0.2 at the signing of the deed.

C.
Sale of Merlo Plot

On August 9, 2021, the sales ticket for Merlo Plot was signed for a total amount of USD 0.7. With the signing of the ticket, the amount of USD 0.5 was received and the remaining balance of USD 0.2 at the signing of the deed.

D.
Sale of portfolio Hotels - Condor Agreement

On September 22, 2021, Condor Hospitality Trust S.A. (“Condor”) has signed a sale agreement for its portfolio of 15 hotels in the United States with B9 Cowboy Mezz A LLC, an affiliate of Blackstone Real Estate Partners.

In this context, Condor announced a Liquidation and Dissolution Plan with the intention of distributing certain net proceeds from the sale of the hotel portfolio to shareholders in one or more instalments.

The sale agreement and the implementation of the Liquidation Plan are subject to the approval of the Condor Shareholders' Meeting.

As of the date of these financial statement presentation, the Company owns, directly and indirectly, 3,191,213 ordinary shares representing 21.7% of the capital stock.

E.
IRSA – IRSA CP Merger Proposal

On September 30, 2021, IRSA & IRSA CP Boards of Directors approved the prior merger agreement between both companies and the corresponding special financial statements as of June 30, 2021, initiating the corporate reorganization process under the terms of art. 82 et seq. of the General Law of Companies. The merger process has particular characteristics given that they are two companies included in the public offering regime, reason why, not only apply the current provisions of the General Law of Companies but also the procedures established regarding reorganization of companies of the regulations of the “Comisión Nacional de Valores” (National Securities Commission) and the markets, both national and foreign, where their shares are listed.

The Merger is carried out in order to streamline the technical, administrative, operational and economic resources of both Companies, standing out among others: (a) the operation and maintenance of a single transactional information system and centralization of the entire accounting registration process; (b) presentation of a single financial statement to the different control agencies with the consequent cost savings in accounting and advisory fees, tariffs and other related expenses; (c) simplification of the accounting information reporting and consolidation process, as a consequence of the reduction that the merger would imply for the corporate structure as a whole; (d) removal of the IRSA CP public offering listing on BYMA and NASDAQ with the associated costs that this represents; (e) cost reduction for legal fees and tax filings; (f) increase in the percentage of the capital stock that is listed in the different markets, increasing the liquidity of the listed shares; (g) tax efficiencies and (h) preventively avoid the potential overlap of activities between the Companies.

The merger is subject to the approval of the shareholders' meeting of both companies whose call will be made once they have the administrative approval of the United States Securities and Exchange Commission, an entity to which they are subject since both companies list their shares in markets that operate in said jurisdiction.

IRSA Inversiones y Representaciones Sociedad Anónima

Once the merger by absorption between IRSA as the absorbing company and IRSA CP as the absorbed company has been approved, the effective date will be July 1, 2021, date from which the transfer to the absorbing company of all the assets of the absorbed company will take effect, thereby incorporating all its rights and obligations, assets, and liabilities into the equity of the absorbing company, all subject to the required corporate approvals.

Likewise, and within the framework of the reorganization process, the Board of Directors has approved the exchange ratio, which has been established at 1.40 IRSA shares for each IRSA CP share, which is equivalent to 0.56 IRSA GDS for each ADS of IRSA CP.

The exchange of IRSA CP shares for IRSA shares will be carried out once the entire administrative process has been completed and once the registration has been made in the “Inspección General de Justicia” (General Inspection of Justice), a process that may take several months.

5.
Financial risk management and fair value estimates

These Financial Statements do not include all the information and disclosures on financial risk management; therefore, they should be read along with Note 5 to the Annual Financial Statements. There have been no changes in risk management or risk management policies applied by the Group since year-end.

From June 30, 2021 and up to the date of issuance of these Financial Statements, there have been no significant changes in business or economic circumstances affecting the fair value of the Group's assets or liabilities (either measured at fair value or amortized cost) except for what is mentioned in Note 30 in relation to COVID-19.

6.
Segment information

Segment information was prepared and classified according to the business in which the Group operates, they were descripted in Note 6 to the Annual Financial Statements.

Below is a summary of the Group’s operating segments and a reconciliation between the operating income according to segment information and the operating income of the Statements of Income and Other Comprehensive Income of the Group for the periods ended September 30, 2021 and 2020:

	Three Months ended September 30, 2021
	Total	Joint ventures (1)	Expensesand collectivepromotion funds	Elimination of inter-segment transactions and non-reportable assets / liabilities (2)	Total as per statement of income / statement of financial position
Revenues	3,430	(24)	985	(9)	4,382
Costs	(745)	16	(1,025)	-	(1,754)
Gross profit / (loss)	2,685	(8)	(40)	(9)	2,628
Net gain from fair value adjustment of investment properties	(6,609)	115	-	-	(6,494)
General and administrative expenses	(752)	2	-	13	(737)
Selling expenses	(337)	(1)	-	-	(338)
Other operating results, net	239	1	16	(4)	252
(Loss) / profit from operations	(4,774)	109	(24)	-	(4,689)
Share of profit of associates and joint ventures	(80)	(75)	-	-	(155)
Segment (loss) / profit	(4,854)	34	(24)	-	(4,844)
Reportable assets	217,894	(1,588)	-	20,798	237,104
Reportable liabilities	-	-	-	(147,880)	(147,880)
Net reportable assets	217,894	(1,588)	-	(127,082)	89,224

IRSA Inversiones y Representaciones Sociedad Anónima

	Three Months ended September 30, 2020
	Total	Joint ventures (1)	Expensesand collectivepromotion funds	Elimination of inter-segment transactions and non-reportable assets / liabilities (2)	Total as per statement of income / statement of financial position
Revenues	1,857	(12)	617	(9)	2,453
Costs	(993)	21	(701)	-	(1,673)
Gross profit / (loss)	864	9	(84)	(9)	780
Net gain from fair value adjustment of investment properties	38,004	(1,276)	-	-	36,728
General and administrative expenses	(997)	1	-	14	(982)
Selling expenses	(687)	1	-	-	(686)
Other operating results, net	(26)	2	45	(5)	16
Profit / (loss) from operations	37,158	(1,263)	(39)	-	35,856
Share of profit of associates and joint ventures	(720)	945	-	-	225
Segment profit / (loss)	36,438	(318)	(39)	-	36,081
Reportable assets	282,110	(1,454)	-	24,918	305,574
Reportable liabilities	-	-	-	(162,650)	(162,650)
Net reportable assets	282,110	(1,454)	-	(137,732)	142,924

(1) Represents the equity value of joint ventures that were proportionately consolidated for segment information.
(2) Includes deferred income tax assets, income tax and MPIT credits, trade and other receivables, investment in financial assets, cash and cash equivalents and intangible assets except for rights to receive future units under barter agreements, net of investments in associates with negative equity which are included in provisions in the amount of ARS 8 and ARS 26 as of September 30, 2021 and 2020 respectively.

Below is a summarized analysis of the segments from the Group’s Operations Center in Argentina for the periods ended September 30, 2021 and 2020:

	Three Months ended September 30, 2021
	Operations Center in Argentina
	Shopping Malls	Offices	Sales and developments	Hotels	International	Corporate	Others	Total
Revenues	2,225	716	-	473	2	-	14	3,430
Costs	(274)	(48)	(31)	(296)	(7)	-	(89)	(745)
Gross profit / (loss)	1,951	668	(31)	177	(5)	-	(75)	2,685
Net (loss) / gain from fair value adjustment of investment properties (i)	(3,698)	(1,833)	(1,244)	-	3	-	163	(6,609)
General and administrative expenses	(312)	(87)	(78)	(113)	(12)	(115)	(35)	(752)
Selling expenses	(208)	(47)	(36)	(44)	-	-	(2)	(337)
Other operating results, net	26	19	185	(3)	4	-	8	239
(Loss) / profit from operations	(2,241)	(1,280)	(1,204)	17	(10)	(115)	59	(4,774)
Share of profit of associates and joint ventures	-	-	-	-	328	-	(408)	(80)
Segment (loss) / profit	(2,241)	(1,280)	(1,204)	17	318	(115)	(349)	(4,854)

Investment properties and trading properties	56,144	82,436	59,670	-	109	-	2,483	200,842
Investment in associates and joint ventures	-	-	-	-	2,871	-	7,235	10,106
Other operating assets	369	1,494	2,129	2,796	-	9	149	6,946
Operating assets	56,513	83,930	61,799	2,796	2,980	9	9,867	217,894

(i) For the three-month period ended September 30, 2021, the net loss from fair value adjustment of investment properties was ARS 6,494. The net impact of the values in pesos of our properties was mainly a consequence of the change in macroeconomic conditions:
(a) loss of ARS 3,185.6 as a consequence of the variation in the projected income growth rate increase in the projected inflation rate and the conversion to dollars of the projected cash flow in pesos according to the exchange rate estimates used in the cash flow from shopping malls;
(b) positive impact of ARS 1,525.5 resulting from the conversion into pesos of the value of the shopping malls in dollars based on the exchange rate at the end of the period;
(c) an increase of 30 basis points in the discount rate, mainly due to an increase in the country-risk rate component of the WACC discount rate used to discount the cash flow, which led to a decrease in the value of the shopping malls of ARS 1,280.1.
(d) Additionally, due to the impact of the inflation adjustment, ARS 4,717.0 were reclassified for shopping malls from “Net gain from fair value adjustment” to “Inflation Adjustment” in the Statement of Income and Other Comprehensive Income.
(e) The value of our office buildings and other rental properties measured in real terms decreased by 2.4% during the three-month period ended as of September 30, 2021, due to the implicit exchange rate.

IRSA Inversiones y Representaciones Sociedad Anónima

	Three Months ended September 30, 2020
	Operations Center in Argentina
	Shopping Malls	Offices	Sales and developments	Hotels	International	Corporate	Others	Total
Revenues	560	825	59	9	401	-	3	1,857
Costs	(204)	(69)	(148)	(197)	(337)	-	(38)	(993)
Gross profit / (loss)	356	756	(89)	(188)	64	-	(35)	864
Net gain from fair value adjustment of investment properties	1,796	19,992	15,393	-	3	-	820	38,004
General and administrative expenses	(500)	(133)	(101)	(87)	(26)	(120)	(30)	(997)
Selling expenses	(111)	(56)	(465)	(29)	(24)	-	(2)	(687)
Other operating results, net	(28)	2	(9)	12	-	-	(3)	(26)
Profit / (loss) from operations	1,513	20,561	14,729	(292)	17	(120)	750	37,158
Share of profit of associates and joint ventures	-	-	(12)	-	(589)	-	(119)	(720)
Segment profit / (loss)	1,513	20,561	14,717	(292)	(572)	(120)	631	36,438

Investment properties and trading properties	82,524	109,819	66,933	-	157	-	3,027	262,460
Investment in associates and joint ventures	-	-	861	-	2,716	-	10,905	14,482
Other operating assetsInvestment	431	360	1,233	2,979	-	9	156	5,168
Operating assets	82,955	110,179	69,027	2,979	2,873	9	14,088	282,110

7.
Investments in associates and joint ventures

Changes in the Group’s investments in associates and joint ventures for the three-month period ended September 30, 2021 and for the year ended June 30, 2021 were as follows:

	September 30, 2021	June 30, 2021
Beginning of the period / year	13,287	122,084
Increase of equity interest and capital contributions	604	46
Decrease of interest in associate (iv)	-	(47,919)
Deconsolidation (i)	-	(52,940)
Share of profit	(155)	(3,317)
Impairment (iii)	(2)	(684)
Currency translation adjustment	(131)	(3,911)
Other comprehensive income	-	(59)
Others	5	(13)
End of the period / year (ii)	13,608	13,287

(i)
Corresponds to the deconsolidation of IDBD. See Note 4.G to the consolidated Financial Statements as of June 30, 2021.
(ii)
As of September 30, 2021 and June 30, 2021 includes ARS (8) and ARS (7), reflecting interests in companies with negative equity, which were disclosed in “Provisions” (Note 18).
(iii)
Corresponds to the investment in TGLT S.A.
(iv)
Corresponds to the sale of the remaining equity interest in Shufersal in July 2020.

	% ownership interest		Value of Group's interest in equity		Group's interest in comprehensive income / (loss)
Name of the entity	September 30, 2021	June 30, 2021	September 30, 2021	June 30, 2021	September 30, 2021	September 30, 2020
Associates
New Lipstick	49.96%	49.96%	226	238	(4)	(503)
BHSA	29.91%	29.91%	5,499	5,859	(359)	(91)
Condor	21.70%	18.89%	2,564	1,770	331	(84)
Quality	50.00%	50.00%	3,154	3,199	(72)	948
La Rural SA	50.00%	50.00%	178	185	(6)	24
TGLT	27.82%	27.82%	1,001	1,024	(23)	(59)
Other joint ventures	N/A	N/A	986	1,012	(153)	(2,910)
Total associates and joint ventures			13,608	13,287	(286)	(2,675)

IRSA Inversiones y Representaciones Sociedad Anónima

Below is additional information about the Group’s investments in associates and joint ventures:

				Latest financial statement issued
Name of the entity	Place of business / Country of incorporation	Main activity	Common shares 1 vote	Share capital (nominal value)	Profit / (loss) for the period	Shareholders’ equity
Associates
New Lipstick	U.S.	Real estate	N/A	-	(*) (0)	(*) (41)
BHSA	Argentina	Financial	448,689,072	(**) 1,500	(**) (685)	(**) 18,145
Condor	EE.UU.	Hotel	3,191,214	(*) 232	(*) (125)	(*) 119
Quality	Argentina	Real estate	406,316,259	406	(144)	6,206
La Rural SA	Argentina	Organization of events	714,498	1	(2)	101
TGLT	Argentina	Real estate	257,320,997	925	(82)	4,635

(*)
Amounts in millions of US Dollars under USGAAP. Condor’s year-end falls on December 31, so the Group estimates their interest with a three-month lag, including material adjustments, if any.
(**)
Information as of September 30, 2021 according to IFRS.

Puerto Retiro (joint venture):

There have been no changes to what was informed in Note 8 to the Annual Financial Statements.

8.
Investment properties

Changes in the Group’s investment properties for the three-month period ended September 30, 2021 and for the year ended June 30, 2021 were as follows:

	Three Months ended September 30, 2021				Year ended June 30, 2021
	Rental properties	Undeveloped parcels of land	Properties under development	Total	Total
Fair value at the beginning of the period / year	137,155	59,212	3,787	200,154	373,502
Additions	224	3	260	487	1,133
Capitalized leasing costs	5	-	-	5	24
Amortization of capitalized leasing costs (i)	(5)	-	-	(5)	(14)
Transfers	-	-	-	-	(579)
Deconsolidation	-	-	-	-	(128,458)
Disposals	(12)	(233)	-	(245)	(23,415)
Currency translation adjustment	(5)	-	(2)	(7)	(13,518)
Net (loss) from fair value adjustment	(5,233)	(1,244)	(17)	(6,494)	(8,521)
Fair value at the end of the period / year	132,129	57,738	4,028	193,895	200,154

(i)
Amortization charges of capitalized leasing costs were included in “Costs” in the Statements of Income (Note 21).

IRSA Inversiones y Representaciones Sociedad Anónima

The following amounts have been recognized in the Statements of Income:

	09.30.2021	09.30.2020
Rental and services income	3,909	1,989
Direct operating expenses	(1,417)	(996)
Development reimbursements / (expenses)	(32)	(26)
Net realized gain from fair value adjustment of investment properties (i) (ii)	122	8,163
Net unrealized gain from fair value adjustment of investment properties	(6,616)	28,565

(i)
As of September 30, 2021 includes ARS 18 for the sale of Casona Hudson, ARS 55 for the sale of Merlo Plot and ARS 49 for the sale of Mariano Acosta Plot. As of September 30, 2020 includes ARS 2,732 for the sale of Boston Tower and ARS 5,431 for the sale of Bouchard 710.

(ii)
As of September 30, 2021, (ARS 99) corresponds to the realized result from fair value adjustment for the period ((ARS 68) for the sale of Casona Hudson, (ARS 15) for the sale of Merlo Plot and (ARS 16) for the sale of Mariano Acosta Plot) and ARS 221 for realized result from fair value adjustment made in previous years (ARS 86 for the sale of Casona Hudson, ARS 70 for the sale of Merlo Plot and ARS 65 for the sale of Mariano Acosta Plot). As of September 30, 2020 ARS 285 corresponds to net realized fair value adjustment on investment properties for the period (ARS 797 for the sale of Boston Tower and (ARS 512) for the sale of Bouchard 710) and ARS 7,878 corresponds to the realized fair value adjustment made in previous years (ARS 1,935 for the sale of Boston Tower and ARS 5,943 for the sale of Bouchard 710).

Valuation techniques are described in Note 9 to the Annual Financial Statements. There were no changes to such techniques. The Group has reassessed the assumptions September 30, 2021, considering the market conditions existing at that date due to the pandemic described in Note 29, incorporating the effect of the variation in the exchange rate in other assets denominated in US Dollars.

Costa Urbana –former Solares de Santa María– Costanera Sur, Buenos Aires City (IRSA)

The Company owns an important property of more than 70 hectares, which was acquired in 1997, facing the Río de la Plata on the Costanera Sur, south of Puerto Madero, 10 minutes from downtown Buenos Aires, originally called “Solares de Santa María” which was renamed “Costa Urbana”. The Company intends to create a mixed-use development including residential complexes, offices, stores, hotels, sports clubs and service areas (schools, supermarkets and parking spaces).

After some unsuccessful approval attempts with the City of Buenos Aires Government and its Legislature, and after new negotiations carried out in recent years, the Company has signed a new agreement with the Executive Power of the City of Buenos Aires under the “Urban Agreement” modality framed within Decree No. 475 published on December 30, 2020, by means of which it approved the regulation of article 10.9. “Urban Agreements” of Law No. 6099 (text consolidated by Law No. 6347). According to article 10.9 of the Urban Code, these agreements are contracts entered into between the owner of a land/property and the Executive Power, which imply a regulatory change that must be approved by the City of Buenos Aires Legislature. Under this modality, a new urbanization project was proposed, in which more than 67% of the property’s surface is destined for public use, maintaining the original Total Occupancy Factor (“FOT 1”) that implies a capacity to develop more than 895,000 sqm. The Bill was raised for treatment in the first reading on the Legislature premises and it was approved without abstentions on August 19, 2021 by 36 votes out of a total of 55. As part of the approval process, the non-binding Public Hearing was held from October 15, 2021 to November 8, 2021 and is pending the treatment in second reading for final legislative approval.

The accounting valuation as of September 30, 2021 does not reflect any of these potential changes, valuing the land with the same methodology and assumptions as in previous years.

IRSA Inversiones y Representaciones Sociedad Anónima

9.
Property, plant and equipment

Changes in the Group’s property, plant and equipment for the three-month period ended September 30, 2021 and for the year ended June 30, 2021 were as follows:

	Three Months ended September 30, 2021				Year ended June 30, 2021
	Buildings and facilities	Machinery and equipment	Others	Total	Total
Costs	7,733	2,746	632	11,111	229,607
Accumulated depreciation	(3,562)	(2,560)	(458)	(6,580)	(167,677)
Net book amount at the beginning of the period / year	4,171	186	174	4,531	61,930
Additions	22	20	55	97	1,810
Disposals	-	-	-	-	(99)
Deconsolidation	-	-	-	-	(52,444)
Reclassification to assets assets held for sale	-	-	-	-	(31)
Currency translation adjustment	-	-	-	-	(4,191)
Transfers	-	-	-	-	1,081
Depreciation charges (i)	(77)	(21)	(9)	(107)	(3,525)
Balances at the end of the period / year	4,116	185	220	4,521	4,531
Costs	7,755	2,766	687	11,208	11,111
Accumulated depreciation	(3,639)	(2,581)	(467)	(6,687)	(6,580)
Net book amount at the end of the period / year	4,116	185	220	4,521	4,531

(i)
As of September 30, 2021, depreciation charges of property, plant and equipment were recognized as follows: ARS 75 in "Costs" and ARS 32 in "General and administrative expenses", respectively in the Statement of Income (Note 21).

10.
Trading properties

Changes in the Group’s trading properties for the three-month period ended September 30, 2021 and for the year ended June 30, 2021 were as follows:

	Three Months ended September 30, 2021				Year ended June 30, 2021
	Completed properties	Properties under development	Undeveloped sites	Total	Total
Beginning of the period / year	132	877	913	1,922	11,773
Additions	-	44	1	45	880
Deconsolidation	-	-	-	-	(8,404)
Currency translation adjustment	-	(39)	-	(39)	(758)
Disposals	-	-	-	-	(1,569)
End of the period / year	132	882	914	1,928	1,922
Non-current				1,803	1,797
Current				125	125
Total				1,928	1,922

IRSA Inversiones y Representaciones Sociedad Anónima

11.
Intangible assets

Changes in the Group’s intangible assets for the three-month period ended September 30, 2021 and for the year ended June 30, 2021 were as follows:

	Three Months ended September 30, 2021				Year ended June 30, 2021
	Goodwill	Information systems and software	Contracts and others	Total	Total
Costs	148	862	2,588	3,598	115,495
Accumulated amortization	-	(638)	(337)	(975)	(69,890)
Net book amount at the beginning of the period / year	148	224	2,251	2,623	45,605
Additions	-	7	1	8	2,377
Disposals	-	-	(123)	(123)	(121)
Impairment	-	-	-	-	(44)
Deconsolidation	-	-	-	-	(39,939)
Currency translation adjustment	-	-	-	-	(2,702)
Amortization charges (i)	-	(28)	-	(28)	(2,553)
Balances at the end of the period / year	148	203	2,129	2,480	2,623
Costs	148	869	2,466	3,483	3,598
Accumulated amortization	-	(666)	(337)	(1,003)	(975)
Net book amount at the end of the period / year	148	203	2,129	2,480	2,623

(i)
As of September 30, 2021, amortization charges were recognized in the amount of ARS 9 in "Costs" and ARS 19 in "General and administrative expenses", in the Statement of Income (Note 21).

12.
Right-of-use assets

The Group’s right-of-use assets as of September 30, 2021 and June 30, 2021 are the following:

	September 30, 2021	June 30, 2021
Real Estate	14	12
Machinery and equipment	4	4
Others	853	870
Total Right-of-use assets	871	886
Non-current	871	886
Total	871	886

The depreciation charge of the right-of use-assets is detailed below:

	September 30, 2021	September 30, 2020
Real Estate	12	1,412
Telecommunications	-	323
Others	2	297
Total depreciation of right-of-use assets (i)	14	2,032

(i)
As of September 30, 2021, amortization charges were recognized in the amount of ARS 11 in "Costs" and ARS 3 in "General and administrative expenses", in the Statement of Income (Note 21). Includes ARS 1,996 charged to the result of discontinued operations as of September 30, 2020

IRSA Inversiones y Representaciones Sociedad Anónima

13.
Financial instruments by category

This note presents the financial assets and financial liabilities by category of financial instrument and a reconciliation to the corresponding line in the Consolidated Statements of Financial Position, as appropriate. Financial assets and liabilities measured at fair value are assigned based on their different levels in the fair value hierarchy. For further information related to fair value hierarchy refer to Note 13 to the Annual Financial Statements. Financial assets and financial liabilities as of September 30, 2021 are the following:

	Financial assets at amortized cost	Financial assets at fair value through profit or loss			Subtotal financial assets	Non-financial assets	Total
		Level 1	Level 2	Level 3
September 30, 2021
Assets as per Statement of Financial Position
Trade and other receivables (excluding the allowance for doubtful accounts and other receivables)	8,332	-	-	-	8,332	5,277	13,609
Investments in financial assets:
- Public companies’ securities	-	327	-	-	327	-	327
- Bonds	-	2,957	-	-	2,957	-	2,957
- Investments in financial assets with quotation	11	833	-	54	898	-	898
Cash and cash equivalents:
- Cash at bank and on hand	1,311	-	-	-	1,311	-	1,311
- Short-term investments	-	842	-	-	842	-	842
Total assets	9,654	4,959	-	54	14,667	5,277	19,944

	Financial liabilities at amortized cost	Financial liabilities at fair value through profit or loss			Subtotal financial liabilities	Non-financial liabilities	Total
		Level 1	Level 2	Level 3
September 30, 2021
Liabilities as per Statement of Financial Position
Trade and other payables	3,062	-	-	-	3,062	4,392	7,454
Borrowings (excluding finance leases)	65,082	-	-	-	65,082	-	65,082
Derivative financial instruments:
- Swaps	-	-	45	-	45	-	45
Total liabilities	68,144	-	45	-	68,189	4,392	72,581

Financial assets and financial liabilities as of June 30, 2021 were as follows:

	Financial assets at amortized cost	Financial assets at fair value through profit or loss			Subtotal financial assets	Non-financial assets	Total
		Level 1	Level 2	Level 3
June 30, 2021
Assets as per Statements of Financial Position
Trade and other receivables (excluding the allowance for doubtful accounts and other receivables)	7,902	-	-	-	7,902	5,401	13,303
Investments in financial assets:
- Public companies’ securities	-	1,067	-	-	1,067	-	1,067
- Bonds	-	2,963	-	-	2,963	-	2,963
- Investments in financial assets with quotation	11	698	-	52	761	-	761
Cash and cash equivalents:
- Cash at bank and on hand	1,232	-	-	-	1,232	-	1,232
- Short term investments	-	878	-	-	878	-	878
Total assets	9,145	5,606	-	52	14,803	5,401	20,204

IRSA Inversiones y Representaciones Sociedad Anónima

	Financial liabilities at amortized cost	Financial liabilities at fair value through profit or loss			Subtotal financial liabilities	Non-financial liabilities	Total
		Level 1	Level 2	Level 3
June 30, 2021
Liabilities as per Statement of Financial Position
Trade and other payables	3,152	-	-	-	3,152	3,941	7,093
Borrowings (excluding finance leases)	67,900	-	-	-	67,900	-	67,900
Derivative financial instruments:
- Swaps	-	-	62	-	62	-	62
Total liabilities	71,052	-	62	-	71,114	3,941	75,055

The fair value of financial assets and liabilities at their amortized cost does not differ significantly from their book value, except for borrowings (Note 17). The fair value of payables approximates their respective carrying amounts because, due to their short-term nature, the effect of discounting is not considered significant. Fair values are based on discounted cash flows (Level 3).

The valuation models used by the Group for the measurement of Level 2 and Level 3 instruments are no different from those used as of June 30, 2021.

As of September 30, 2021, there have been no changes to the economic or business circumstances affecting the fair value of the financial assets and liabilities of the Group, except as mentioned in Note 29.

The Group uses a range of valuation models for the measurement of Level 2 and Level 3 instruments. Details of such models are presented in the following table. When no quoted prices are available in an active market, fair values (particularly with derivatives) are based on recognized valuation methods.

Description	Pricing model / method	Parameters	Fair value hierarchy	Range

Condor´s Promissory note	Theoretical price	Price of the underlying (Market price) and volatility of the share (historical) and market interest rate (Libor Curve).	Level 3	Price of the underlying 6 to 8. Volatility of the share 57% to 77%. Market interest rate 1.15% to 1.75%
Derivative financial instruments – Swaps	Theoretical price	Underlying asset price and volatility	Level 2 and 3	-

The following table presents the changes in Level 3 instruments as of September 30, 2021 and June 30, 2021:

	Investments in financial assets - Others	Total as of September 30, 2021	Total as of June 30, 2021
Balances at beginning of the period / year	52	52	5,355
Currency translation adjustment	(2)	(2)	(5)
Deconsolidation	-	-	(5,308)
Gain for the period / year (i)	4	4	10
Balances at the end of the period / year	54	54	52

(i)
Included within “Financial results, net” in the Statements of Income.

IRSA Inversiones y Representaciones Sociedad Anónima

14.
Trade and other receivables

Group’s trade and other receivables as of September 30, 2021 and June 30, 2021 are as follows:

	September 30, 2021	June 30, 2021
Sale, leases and services receivables	5,434	5,019
Less: Allowance for doubtful accounts	(968)	(930)
Total trade receivables	4,466	4,089
Prepaid expenses	703	880
Borrowings, deposits and others	3,817	4,010
Advances to suppliers	952	1,038
Tax receivables	1,606	1,274
Others	1,097	1,082
Total other receivables	8,175	8,284
Total trade and other receivables	12,641	12,373
Non-current	3,339	3,111
Current	9,302	9,262
Total	12,641	12,373

Movements on the Group’s allowance for doubtful accounts were as follows:

	September 30, 2021	June 30, 2021
Beginning of the period / year	930	6,131
Additions	146	825
Recovery	(34)	(250)
Currency translation adjustment	9	(302)
Deconsolidation	-	(5,074)
Receivables written off during the period/year as uncollectable	-	(31)
Inflation adjustment	(83)	(369)
End of the period / year	968	930

The creation and release of the allowance for doubtful accounts have been included in “Selling expenses” in the Statement of Income (Note 21).

15.
Cash flow and cash equivalent information

Following is a detailed description of cash flows generated by the Group’s operations for the three-month period ended September 30, 2021 and 2020:

	Note	Three Months ended September 30, 2021	Three Months ended September 30, 2020
(Loss) / profit for the period		(1,014)	12,716
Profit for the period from discontinued operations		-	9,752
Adjustments for:
Income tax	19	(2,466)	12,133
Amortization and depreciation	21	149	186
Net gain / (loss) from fair value adjustment of investment properties		6,494	(36,728)
Financial results, net		(1,611)	(135)
Provisions and allowances		124	108
Share of (profit) / loss of associates and joint ventures	7	155	(225)
Changes in operating assets and liabilities:
Decrease in inventories		4	8
(Increase) / decrease in trading properties		(14)	390
Decrease in restricted assets		-	1,764
Decrease / (increase) in trade and other receivables		19	(980)
(Decrease) / increase in trade and other payables		(52)	2,874
Decrease in salaries and social security liabilities		(86)	(111)
Decrease in provisions		(43)	(17)
Net cash generated by continuing operating activities before income tax paid		1,659	1,735
Net cash generated by discontinued operating activities before income tax paid		-	3,667
Net cash generated by operating activities before income tax paid		1,659	5,402

IRSA Inversiones y Representaciones Sociedad Anónima

The following table presents a detail of significant non-cash transactions occurred in the three-month period ended September 30, 2021 and 2020:

	Three Months ended September 30, 2021	Three Months ended September 30, 2020
Increase in rights of use through increased lease liabilities	-	37
Increase of trade and other receivables through a decrease of associates and joint ventures	-	17
Decrease of interest in associates and joint ventures	-	47,236
Increase of investment properties through an increase of borrowings	-	124
Increase of trading properties through an increase of trade and other payables	-	18
Distribution of dividends in shares	575	-
Increase in investment properties through an increase in borrowings	117	-

16.
Trade and other payables

Group’s trade and other payables as of September 30, 2021 and June 30, 2021 were as follows:

	September 30, 2021	June 30, 2021
Trade payables	998	1,125
Advances from sales, leases and services	3,356	3,293
Accrued invoices	979	939
Total trade payables	5,333	5,357
Taxes payable	1,119	746
Other payables	1,002	990
Total other payables	2,121	1,736
Total trade and other payables	7,454	7,093
Non-current	1,702	1,516
Current	5,752	5,577
Total	7,454	7,093

17.
Borrowings

The breakdown of the Group’s borrowings as of September 30, 2021 and June 30, 2021 was as follows:

	Total as of September 30, 2021	Total as of June 30, 2021	Fair value as of September 30, 2021	Fair value as of June 30, 2021
NCN	55,473	56,700	53,715	53,306
Bank loans	2,687	3,405	2,687	3,419
Bank overdrafts	4,993	5,775	4,993	5,770
Other borrowings	1,595	1,511	1,595	1,511
AABE Debt	281	282	281	282
Loans with non-controlling interests	53	227	53	227
Total borrowings	65,082	67,900	63,324	64,515
Non-current	51,226	51,061
Current	13,856	16,839
Total	65,082	67,900

IRSA Inversiones y Representaciones Sociedad Anónima

Issuance of IRSA Non-convertible Notes

On August 26, 2021, the Company issued USD 58.1 Non-convertible Notes in the local market through the following instruments:

●
Series XIII: denominated in dollars and payable in pesos at the applicable exchange rate for USD 58.1 million at a fixed rate of 3.9%, with semi-annual payments. The principal payment will be in three installments, counted from the date of issuance: the first for 25% of the nominal value on August 26, 2023; the second for 25% on February 26, 2024, and the third for 50% of the nominal value on August 26, 2024. The price of issuance was 100.0% of the nominal value.

The funds have been used to refinance short-term liabilities.

18.
Provisions

The table below shows the movements in the Group's provisions categorized by type:

	Three Months ended September 30, 2021			Year ended June 30, 2021
	Legal claims (i)	Investments in associates and joint ventures (ii)	Total	Total
Beginning of period / year	279	7	286	9,033
Additions	25	-	25	11
Share of loss of associates	-	1	1	-
Deconsolidation	-	-	-	(7,754)
Recovery	(12)	-	(12)	(57)
Used during the period / year	(29)	-	(29)	(141)
Inflation adjustment	(23)	-	(23)	(125)
Currency translation adjustment	-	-	-	(681)
End of period / year	240	8	248	286
Non-current			101	125
Current			147	161
Total			248	286

(i)
Additions and recovery are included in "Other operating results, net".
(ii)
Corresponds to investments in Puerto Retiro, company that has negative equity. The increase and recovery are included in "Share of profit of associates and joint ventures ".

There were no significant changes to the processes mentioned in Note 18 to the Annual Financial Statements.

19.
Taxes

The details of the Group’s income tax, is as follows:
	September 30, 2021	September 30, 2020
Current income tax (i)	(1,426)	(8)
Deferred income tax	3,892	(12,125)
Income tax from continuing operations	2,466	(12,133)

(i)
If the merger with IRSA CP is approved by the General Shareholders' Meeting, the income tax liability from the absorbed company will be offset with the unrecognized tax loss carryforwards which amounts to ARS 12,869.

IRSA Inversiones y Representaciones Sociedad Anónima

Below is a reconciliation between income tax recognized and the amount which would result from applying the prevailing tax rate on profit before income tax for the three-month period ended September 30, 2021 and 2020:

	Three Months ended September 30, 2021	Three Months ended September 30, 2020
Profit from continuing operations at tax rate applicable in the respective countries	1,218	(10,380)
Permanent differences:
Share of profit of associates and joint ventures	54	(67)
Unrecognized tax loss carryforwards	463	(3,682)
Inflation adjustment permanent difference	2,471	680
Tax rate differential	(12)	2,494
Non-taxable profit, non-deductible expenses and others	(279)	338
Tax inflation adjustment	(1,449)	(1,516)
Income tax from continuing operations	2,466	(12,133)

The gross movement in the deferred income tax account is as follows:

	September 30, 2021	June 30, 2021
Beginning of period / year	(74,643)	(71,245)
Currency translation adjustment	-	1,836
Deconsolidation	-	17,150
Assets held for sale	-	42
Revaluation surplus reserve	-	(91)
Deferred income tax charge	3,892	(22,335)
End of period / year	(70,751)	(74,643)
Deferred income tax assets	560	487
Deferred income tax liabilities	(71,311)	(75,130)
Deferred income tax liabilities, net	(70,751)	(74,643)

20.
Revenues

	Three Months ended September 30, 2021	Three Months ended September 30, 2020
Rental and services income	3,909	1,989
Sales of trading properties and developments	-	455
Revenue from hotels operation and tourism services	473	9
Total Group’s revenues	4,382	2,453

21.
Expenses by nature

The Group discloses expenses in the statements of income by function as part of the line items “Costs”, “General and administrative expenses” and “Selling expenses”. The following table provides additional disclosures regarding expenses by nature and their relationship to the function within the Group.

	Costs	General and administrative expenses	Selling expenses	Total as of September 30, 2021	Total as of September 30, 2020
Cost of sale of goods and services	39	-	-	39	448
Salaries, social security costs and other personnel expenses	643	310	20	973	848
Depreciation and amortization	95	54	-	149	186
Fees and payments for services	52	106	15	173	311
Maintenance, security, cleaning, repairs and others	530	61	1	592	440
Advertising and other selling expenses	175	-	11	186	37
Taxes, rates and contributions	165	21	176	362	477
Director´s fees	-	142	-	142	435
Leases and service charges	40	10	1	51	59
Allowance for doubtful accounts, net	-	-	111	111	69
Other expenses	15	33	3	51	31
Total as of September 30, 2021	1,754	737	338	2,829	-
Total as of September 30, 2020	1,673	982	686	-	3,341

IRSA Inversiones y Representaciones Sociedad Anónima

22.
Cost of goods sold and services provided

	Total as of September 30, 2021	Total as of September 30, 2020
Inventories at the beginning of the period	2,001	19,458
Purchases and expenses	1,794	11,742
Currency translation adjustment	(37)	12,597
Disposals	-	(962)
Deconsolidation	-	(5,149)
Inventories at the end of the period	(2,004)	(2,456)
Total costs	1,754	35,230

The following table presents the composition of the Group’s inventories as of September 30, 2021 and June 30, 2021:

	Total as of September 30, 2021	Total as of June 30, 2021
Real estate	1,928	1,922
Others	76	79
Total inventories at the end of the period (*)	2,004	2,001

(*) Inventories include trading properties and inventories.

23.
Other operating results, net

	Three Months ended September 30, 2021	Three Months ended September 30, 2020
Donations	(16)	(28)
Lawsuits and other contingencies	(13)	(39)
Operating interest expense	66	64
Others	215	19
Total other operating results, net	252	16

24.
Financial results, net

	Three Months ended September 30, 2021	Three Months ended September 30, 2020
Finance income:
- Interest income	62	27
- Dividend income	-	18
- Other finance income	-	41
Total finance income	62	86
Finance costs:
- Interest expenses	(1,863)	(2,265)
- Loss on debt swap	-	(7)
- Other finance costs	(141)	(299)
Subtotal finance costs	(2,004)	(2,571)
Capitalized finance costs	-	142
Total finance costs	(2,004)	(2,429)
Other financial results:
- Fair value gain of financial assets and liabilities at fair value through profit or loss, net	124	1,220
- Exchange differences, net	2,842	(13)
- (Loss) / gain from repurchase of negotiable obligations	(1)	31
- Gain / (loss) from derivative financial instruments, net	3	(286)
- Other financial results	(2)	-
Total other financial results	2,966	952
- Inflation adjustment	340	(89)
Total financial results, net	1,364	(1,480)

IRSA Inversiones y Representaciones Sociedad Anónima

25.
Related party transactions

The following is a summary of the balances with related parties as of September 30, 2021 and June 30, 2021:

Item	September 30, 2021	June 30, 2021
Trade and other receivables	2,639	3,258
Investments in financial assets	1,596	1,721
Borrowings	(983)	(986)
Trade and other payables	(652)	(499)
Total	2,600	3,494

Related party	September 30, 2021	June 30, 2021	Description of transaction	Item
New Lipstick LLC	24	25	Reimbursement of expenses receivable	Trade and other receivable
Condor	-	601	Public companies securities	Trade and other receivable
	312	313	Loans granted	Trade and other receivable
	6	5	Others	Trade and other receivable
	50	52	Others	Investment in financial assets
Lipstick Management LLC	(167)	(175)	Loans obtained	Borrowings
Metropolitan 885 Third Av. LLC	(489)	(516)	Loans obtained	Borrowings
La Rural S.A.	73	80	Loans granted	Trade and other receivable
	204	223	Dividends	Trade and other receivable
	(3)	(14)	Leases and/or rights of use payable	Trade and other payables
Other associates and joint ventures	-	2	Reimbursement of expenses receivable	Trade and other receivable
	(38)	(39)	Loans obtained	Borrowings
	14	7	Leases and/or rights of use receivable	Trade and other receivable
	(2)	(2)	Unpaid contributions	Trade and other payables
	7	7	Reimbursement of expenses receivable	Trade and other receivable
	(97)	(115)	NCN	Borrowings
	(24)	(80)	Others	Trade and other payables
	12	26	Others	Trade and other receivable
	1	1	Share based payments	Trade and other payables
	(2)	(7)	Lease liabilities	Trade and other payables
	9	8	Loans granted	Trade and other receivable
Total associates and joint ventures	(110)	402
Cresud	38	14	Reimbursement of expenses receivable	Trade and other receivable
	(159)	(97)	Corporate services payable	Trade and other payables
	1,546	1,669	NCN	Investment in financial assets
	(227)	(157)	Others	Trade and other payables
	(3)	(3)	Share based payments	Trade and other payables
Total parent company	1,195	1,426
Futuros y Opciones S.A.	-	(104)	Loans obtained	Borrowings
	3	3	Others	Trade and other receivable
Helmir S.A.	(33)	(35)	NCN	Borrowings
Total subsidiaries of parent company	(30)	(136)
Directors	(230)	(138)	Fees for services received	Trade and other payables
	5	5	Advances	Trade and other receivable
Finkelstein	(159)	-	Loans obtained	Borrowings
Yad Levim LTD	1,681	1,758	Loans granted	Trade and other receivable
Others (1)	(1)	(1)	Legal Services	Trade and other payables
	-	(2)	Loans obtained	Borrowings
	237	160	Others	Trade and other receivable
	(2)	(1)	Management Fee	Trade and other payables
	14	21	Reimbursement of expenses receivable	Trade and other receivable
Total directors and others	1,545	1,802
Total at the end of the period / year	2,600	3,494

(1)
Includes CAMSA, Estudio Zang, Bergel & Viñes, Austral Gold, Fundación IRSA, Hamonet S.A., CAM Communication LP, Gary Gladstein and Fundación Museo de los Niños.

IRSA Inversiones y Representaciones Sociedad Anónima

The following is a summary of the results with related parties for the three-month periods ended September 30, 2021 and 2020:

Related party	Three Months ended September 30, 2021	Three Months ended September 30, 2020	Description of transaction
BACS	20	43	Leases and/or rights of use
BHN Vida S.A	6	-	Leases and/or rights of use
BHN Seguros Generales S.A.	6	-	Financial operations
Helmir	1	-	Financial operations
Other associates and joint ventures	(8)	14	Leases and/or rights of use
	-	(14)	Corporate services
Total associates and joint ventures	25	43
Cresud	(43)	6	Leases and/or rights of use
	(212)	(311)	Corporate services
	(2)	456	Financial operations
Total parent company	(257)	151
Directors	(140)	(785)	Fees and remunerations
Senior Management	(24)	-	Fees and remunerations
	14	-	Financial operations
	(5)	-	Legal services
	-	(30)	Fees and remuneration
Total others	(155)	(815)
Total at the end of the period	(387)	(621)

(1)
Includes Isaac Elsztain e Hijos, CAMSA. Hamonet S.A., Ramat Hanassi, Estudio Zang, Bergel y Viñes, Austral Gold, La Rural, New Lipstick, Condor, TGLT and Fundación IRSA.

The following is a summary of the transactions with related parties for the three-month periods ended September 30, 2021 and 2020:

Related party	Three Months ended September 30, 2021	Three Months ended September 30, 2020
Quality	27	12
Condor	577	-
Total capital contributions	604	12
We Are Appa (former Pareto)	-	81
Total other transactions	-	81

IRSA Inversiones y Representaciones Sociedad Anónima

26.
CNV General Resolution N° 622

As required by Section 1°, Chapter III, Title IV of CNV General Resolution N° 622, below there is a detail of the notes to the Unaudited Condensed Interim Consolidated Financial Statements that disclose the information required by the Resolution in Exhibits.

Exhibit A - Property, plant and equipment	Note 8 Investment properties and Note 9 Property, plant and equipment
Exhibit B - Intangible assets	Note 11 Intangible assets
Exhibit C - Investment in associates	Note 7 Investments in associates and joint ventures
Exhibit D - Other investments	Note 13 Financial instruments by category
Exhibit E – Provisions	Note 18 Provisions
Exhibit F - Cost of sales and services provided	Note 22 Cost of goods sold and services provided
Exhibit G - Foreign currency assets and liabilities	Note 27 Foreign currency assets and liabilities

27.
Foreign currency assets and liabilities

Book amounts of foreign currency assets and liabilities are as follows:

Item / Currency (1)	Amount (2)	Peso exchange rate (3)	Total as of 09.30.2021	Total as of 06.30.2021
Assets
Trade and other receivables
US Dollar	35	98.540	3,433	3,552
Euros	0	113.883	26	26
Receivables with related parties:
US Dollar	20	98.740	2,018	2,100
Total trade and other receivables			5,477	5,678
Investments in financial assets
US Dollar	8	98.540	770	738
Pounds	1	132.625	82	109
Nuevo Israel Shekel	20	30.590	618	667
Investments with related parties:
US Dollar	23	98.740	2,282	2,450
Total investments in financial assets			3,752	3,964
Cash and cash equivalents
US Dollar	10	98.540	1,012	1,152
Euros	0	113.883	1	1
Total cash and cash equivalents			1,013	1,153
Total Assets			10,242	10,795

Liabilities
Trade and other payables
US Dollar	11	98.740	1,111	1,321
Euros	0	114.361	14	35
Payables to related parties:
US Dollar	0	98.740	7	58
Total Trade and other payables			1,132	1,414
Borrowings
US Dollar	539	98.740	53,242	54,744
Borrowings with related parties
US Dollar	15	98.740	1,500	1,590
Total Borrowings			54,742	56,334
Derivative financial instruments
US Dollar	0	98.740	45	63
Total derivative financial instruments			45	63
Lease liabilities
US Dollar	8	98.740	824	855
Lease liabilities with related parties
US Dollar	0	98.740	2	7
Total lease liabilities			826	862
Total Liabilities			56,745	58,673

(1) Considering foreign currencies those that differ from each Group’s subsidiaries functional currency at each period/year-end.
(2) Stated in millions of each foreign currency.
(3) Exchange rates as of September 30, 2021 according to Banco de la Nación Argentina.

IRSA Inversiones y Representaciones Sociedad Anónima

28.
Results from discontinued operations

The results of the discontinued operations include the IDBD / DIC operations which were deconsolidated in the comparative period (see Note 4.G to the Annual Financial Statements).

	Three Months ended September 30, 2021	Three Months ended September 30, 2020
Revenues	-	41,357
Costs	-	(33,557)
Gross profit	-	7,800
Net gain from fair value adjustment of investment properties	-	(30)
General and administrative expenses	-	(4,760)
Selling expenses	-	(4,535)
Other operating results, net	-	1,548
Profit from operations	-	23
Share of profit of associates and joint ventures	-	786
Profit before financial results and income tax	-	809
Finance income	-	574
Finance cost	-	(7,541)
Other financial results	-	498
Financial results, net	-	(6,469)
Profit before income tax	-	(5,660)
Income tax	-	302
Loss from operations that are discontinued	-	(5,358)
Loss for loss of control	-	(4,394)
Loss from discontinued operations	-	(9,752)

Loss for the period from discontinued operations attributable to:
Equity holders of the parent	-	(7,702)
Non-controlling interest	-	(2,050)
Loss per share from discontinued operations attributable to equity holders of the parent:
Basic	-	(13.39)
Diluted	-	(13.39)

29.
Other relevant events of the period

Economic context in which the Group operates

The Group operates in a complex context both due to macroeconomic conditions, whose main variables have recently experienced strong volatility, as well as regulatory, social, and political conditions, both nationally and internationally.

The results from operations may be affected by fluctuations in the inflation and the exchange rate of the Argentine peso against other currencies, mainly the dollar, changes in interest rates which have an impact on the cost of capital, changes in government policies, capital controls and other political or economic events both locally and internationally.

In December 2019, a new strain of coronavirus (SARS-COV-2), which caused severe acute respiratory syndrome (COVID-19) appeared in Wuhan, China. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. In response, countries have taken extraordinary measures to contain the spread of the virus, including imposing travel restrictions and closing borders, closing businesses deemed non-essential, instructing residents to practice social distancing, implementing lockdowns, among other measures. The ongoing pandemic and these extraordinary government measures are affecting global economic activity, resulting in significant volatility in global financial markets.

IRSA Inversiones y Representaciones Sociedad Anónima

On March 3, 2020, the first case of COVID-19 was registered in the country and as of today, more than 5,290,000 cases of infections had been confirmed in Argentina, by virtue of which the Argentinian Government implemented a series of health measures of social, preventive and mandatory lockdown at the national level with the closure of non-essential activities, including shopping malls, as well as the suspension of flights and border closures, for much of the year 2020. Since October 2020, a large part of the activities started to become more flexible, in line with a decrease in infections, although between April 16 and June 11, 2021, because of the sustained increase in the cases registered, the National Government established restrictions on night activity and the closure of shopping malls in Buenos Aires Metropolitan Area. Due to the flexibility that has occurred in the economic activities since the beginning of this fiscal year and as of the date of issuance of these financial statements, 100% of the shopping malls are operational.

At the local environment, the following circumstances were observed:

●
In August 2021, the Monthly Economic Activity Estimator (“EMAE” in Spanish) reported by the National Institute of Statistics and Censuses (“INDEC” in Spanish), registered a variation of 12.8% compared to the same month of 2020, and 1.1% compared to the previous month.

●
The annual retail inflation reached 52.47% in the last 12 months. The survey on market expectations prepared by the Argentine Central Bank in September 2021, called the Market Expectations Survey (“REM” in Spanish), estimates a retail inflation of 48.2% i.a. for December 2021 and 46.0% for December 2022. Analysts participating in the REM forecast a rebound in economic activity in 2021, reaching an economic growth of 7.6%.

●
In the period from September 2020 to September 2021, the Argentine peso depreciated 29.6% against the US dollar according to the wholesale average exchange rate of Banco de la Nación Argentina. Given the exchange restrictions in force since August 2019, as of September 30, 2021, there is an exchange gap of approximately 78.9% between the official price of the dollar and its price in parallel markets, which impacts the level of activity in the economy and affects the level of reserves of the Argentine Central Bank. Additionally, these exchange restrictions, or those that may be dictated in the future, could affect the Group's ability to access the Single Free Exchange Market (“MULC” in Spanish) to acquire the necessary currencies to meet its financial obligations.

COVID-19 PANDEMIC

As described above, the COVID-19 pandemic has adversely impacted both the global economy and the Argentine economy and the Group's business, mainly in Shopping Malls and Hotels segments. Since the beginning of fiscal year 2022, and until the date of presentation of the financial statements, the Company's shopping malls are fully operational, as well as the office buildings, despite the remote work modality that some tenants continue to apply. Regarding hotels, although they have been operating since December 2020, the sector continues working with certain restrictions on air flows and the influx of international tourism.

The final extent of the Coronavirus outbreak and its impact on the country's economy is still uncertain. However, although it has produced significant short-term effects, they are not expected to affect business continuity and the Group’s ability to meet its financial commitments for the next twelve months.

The Group is closely monitoring the situation and taking all necessary measures to preserve human life and the Group's businesses.

IRSA Inversiones y Representaciones Sociedad Anónima

30.
Subsequent events

IRSA Shareholders’ Meeting

On October 21, 2021, the Ordinary Shareholders’ Meeting approved among others:


Partially write off the special reserve in the amount of ARS 30,693 which, restated for inflation at the time of the shareholders’ meeting, amounts to the sum of ARS 33,543, and use it for the total absorption of the negative result for the fiscal year ended June 30, 2021.

Sale of Catalinas Tower building

On November 2, 2021, our subsidiary, IRSA CP, completed the sale of three medium-height floors of the “261 Della Paolera” tower located in the Catalinas district of the Autonomous City of Buenos Aires for a total area of approximately 3,582 square meters and 36 parking lots located in the building.

The transaction price was approximately ARS 3,197, which as of the date of issuance of these financial statements were paid in full.